UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2022

Longeveron Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40060	47-2174146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1951 NW 7th Avenue, Suite 520, Miami, Florida 33136

(Address of principal executive offices)

Registrant’s telephone number, including area code: (305) 909-0840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	LGVN	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2022, Longeveron Inc. (“Longeveron”) announced the appointment of K. Chris Min, M.D., Ph.D. to the Longeveron executive leadership team in the role of Chief Medical Officer (CMO), effective April 4, 2022.

Dr. Min, age 55, will lead global clinical development and regulatory strategy for Longeveron’s investigational products. Dr. Min brings to Longeveron over a decade of pharma and biotech clinical development experience. This includes work on novel cell therapy, leading R&D and clinical teams, and advancing regulatory engagements with the U.S. Food and Drug Administration (FDA) from early clinical stage Investigational New Drug (IND) applications through to pre-approval New Drug Applications (NDA).

Most recently, until April of 2021 Dr. Min served as Vice President and Head of Medical & Clinical Development at Enterin Inc. From September 2019 through March 2020, Dr. Min was the Head of Clinical Pharmacology at Cerevel Therapeutics, leading a broad portfolio of neuroscience-focused therapeutics and spearheading a successful IND submission for CVL-936, an investigational therapy for the treatment of substance use disorder. From September 2018 through June 2019, Dr. Min was the Senior Medical Director of Neurology at BlueRock Therapeutics where he championed the clinical development process for pluripotent stem cell-derived dopaminergic neurons to treat Parkinson’s Disease. From 2010 through August of 2018, Dr. Min was at Merck Research Laboratories, where he played a leadership role on teams ranging from early-stage discovery to late-stage clinical development. Prior to his industry experience, Dr. Min served as a research clinician, faculty member, and attending physician at Columbia University Irving Medical Center and Harlem Hospital. Dr. Min earned an M.D. from the Weill Medical College of Cornell University, a Ph.D. in Biochemistry from The Rockefeller University and a B.A. in Biochemical Sciences from Harvard University.

Longeveron and Dr. Min have entered into an employment agreement, which provides that Dr. Min’s annual compensation will consist of an initial base salary of $350,000, and he will be eligible to receive a performance bonus equal to 30% of his base salary, prorated in his first year of employment. Dr. Min will receive a $60,000 signing bonus, with one-half paid in restricted stock units (RSUs) and one-half in stock options. Dr. Min will also receive two equity awards; 150,000 RSUs and a stock option award exercisable for 50,000 shares, each of which vest one-quarter upon first year anniversary, with quarterly vesting thereafter over a four-year total period. In each case, the vesting of the equity awards will be subject to Dr. Min’s continued service through the applicable vesting dates. Dr. Min will also be entitled to receive other employee benefits generally available to all employees of Longeveron.

The foregoing description of the Employment Agreement is only a summary and is qualified in its entirety by its terms, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K. Upon his joining, Dr. Min will enter into Longeveron’s standard indemnification agreement, as previously filed with the SEC.

Dr. Min has no family relationships that require disclosure pursuant to Item 401(d) of Regulation S-K and has not been involved in any transactions that require disclosure pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Dr. Min and any other person pursuant to which Dr. Min was appointed as Longeveron’s Chief Medical Officer.

On April 5, 2022, Longeveron issued a press release announcing the appointment of Dr. Min as its Chief Medical Officer. The press release is attached hereto as Exhibit 99.1. The information included in the press release in Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Item 5.08 Shareholder Director Nominations.

The Board of Directors of the Company has established June 24, 2022 as the date of the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”).

Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in the proxy materials to be distributed in connection with the 2022 Annual Meeting, or who intend to propose any resolution at the 2022 Annual Meeting, but do not wish to include it in the proxy materials, must submit their proposals or provide notice of such proposals, as applicable, in writing to the Company by May 6, 2022. In addition, in order for any business (including director nomination proposals) to be properly brought before the 2022 Annual Meeting by a stockholder, such stockholder must have delivered notice thereof in proper written form to the Secretary prior to June 17, 2022 and such business must otherwise be a proper matter for stockholder action. Proposals and notices must comply with the specific requirements set forth in the Company’s bylaws and applicable law and must be sent to the Company at 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement between Longeveron Inc. and K. Chris Min, M.D., Ph.D.
99.1	Press Release dated April 5, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGEVERON INC.

Date: April 5, 2022	/s/ Geoff Green
	Name:	Geoff Green
	Title:	Chief Executive Officer

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